Investor Day

October 11, 2023

Melissa Dykstra:

All right. Good afternoon everyone, and welcome to the Worthington Steel Investor Day presentation. I'm Melissa Dykstra, Vice President of Communications, and Investor Relations here, and I want to thank you all for coming. Before we get started, I'd like to remind everyone that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. Those statements are subject to risks, and uncertainties that could cause actual results to differ from those suggested. Please refer to the safe harbor statement in our presentation for more details. So, today you're going to hear from three key executives for the future of Worthington Steel, Geoff Gilmore, CEO, and President. Jeff Klingler, Executive Vice President, and Chief Operating Officer, and Tim Adams, Vice President, and Chief Financial Officer.

We'll be talking you through a lot more about our value-added solutions, and growing end markets, and we'll share a lot about our legacy of safety, citizenship, and excellence in the steel industry. We'll discuss our one-of-a-kind business, and our strong positions to capitalize on market opportunity. And final, we'll dive into our strategy and our financials. So, thank you again for joining us today, and with that I'll turn it over to Geoff Gilmore.

Geoff Gilmore:

All right, thanks, Melissa. First of all, welcome everybody, and we appreciate you showing interest in Worthington Steel. For starters, I'm Geoff Gilmore, and I'm going to be the President and Chief Executive Officer of Worthington Steel. A little bit background on myself. I've been with Worthington Industries for 25 years. Started off in inside sales with the steel company, worked myself up in various roles in commercial, eventually moved into operations, and eventually became a general manager of one of our business units. From there was offered an opportunity to move to corporate in Columbus, Ohio, and there I took on the vice president of purchasing role, direct, and indirect materials, as well as transportation, and price risk management. That's really where price risk management was a glimmer of hope, and certainly has become a big part of what we do today. From there, I became President of Worthington Steel, and I was President of Worthington Steel for over four years.

Then had an opportunity to move over to what was legacy cylinders. Obviously, it's three different business units today, and I was the President of Worthington Cylinders for four years, and then I had the opportunity to become the Chief Operating Officer for Worthington Industries, and have been in that role for almost six years. So, I've certainly been around the company over the years. Before I move on, because they won't do this themselves, I just wanted to make a few comments about Jeff Klingler, and Tim Adams. First of all, Jeff Klingler will become the Chief Operating Officer for Worthington Steel. Jeff has been the President of the Steel Business Processing Unit for the last five years, and Jeff has done an

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excellent job. Jeff has led that team to great success, and through some of the toughest years I think we've ever faced, or I've faced in my 25 years. And those are the COVID years, but he did that leading us to records, and safety, and certainly remarkable earnings.

So, he is ready to take this role on, and I feel like that transition is going to be seamless. And then I want to comment on Tim Adams, who will be our Chief Financial Officer. Tim, just like Jeff and I, has been with the company for decades, and Tim started off in finance, had a different route maybe than Jeff and I. Worked in various roles. And what a lot of people don't know is Tim worked specifically in steel, Steel Processing Business Unit, and was part of that leadership team really for the last 10 years. And his role was Vice President of Business Development. And why am I stressing that? Because we've had great success over the years, whether it's adding capacity, new processing capabilities, mergers and acquisitions. Tim has been the part of that, not even part, he's been the lead on all of those opportunities for us.

So, I don't think we could have somebody better positioned than Tim to move into the CFO role. So, for these two, very proud of you, and it's their time to shine, and no one's going to shine the bright on you guys more so than me, so thank you. All right, now why we're here to talk about Worthington Steel, and why we're a premier steel processor. So, what I want to start with, for those that are a little bit less familiar, and by the way, thanks for being here for those online as well, but for those of you that are a little less familiar with Worthington Steel, I just want to start with an overview, and then we'll move into, hey, why invest in Worthington Steel? Why is this a good investment? So, as you go through a separation, which we're doing with Worthington Industries, great company today, but we are separating into two leading publicly shared companies, and certainly there are going to be things that can change along the way.

One thing I want to make very clear to those in the room, and anybody listening in, one thing that will not is our philosophy. We are a people first philosophy rooted in the golden rule that is the foundation of what we do that will not change. And then I want to move to what is the vision for Worthington Steel? What's your why? What's your aspiration? And we spent a lot of time on this, and it's to boldly lead the metals industry into a sustainable future by being the most trusted, most innovative, and most value-added metals processing partner in North America, and beyond. That's something the three of us believe in, our broader leadership team believes in, and more importantly the 4,500 other employees that we have. We're making a difference there now, but it's certainly something we think we can continue to grow into. All right, looking at a few numbers.

Past 12 months, we reported $3.4 billion in sales. We delivered four million tons of steel. I had mentioned we have 4,500 employees, 31 locations. Looking at our end markets, and that portfolio, which we think is quite diversified, 53% is automotive followed by 12% which is construction, 10% that is machine, and equipment, six agriculture, and down to heavy truck. And then we have this larger other portion. So, definitely automotive our largest market. But one thing that I want to make clear, and I'll certainly expand on this as we go further, you are going to see a shift in our portfolio over the years, and machine, and equipment will be an opportunity for us to grow. That will become a bigger piece of the pie, ok. The other thing that will become a bigger piece of the pie is going to be construction. And then lastly, in the other category, energy will break out at some point, and have its own sliver on this pie.

And so we will continue to diversify, and grow in those areas. We'll get into this further, but really here's where the growth is coming from. Decarbonization, specifically electrification, it's coming from growth, and renewable energy, and it's coming from infrastructure. Those three things are all happening, and we're well positioned to take advantage of all of them. All right, so moving into our legacy, we have a long and very successful legacy. Okay, starting in 1955, we've literally been delivering our value-added products to our customers since 1955. Obviously, eventually going public, and then great growth

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opportunities and success beyond there. Whether it's partnering in JVs, which we've done with suppliers, and even competitors in some case. And then certainly we've had a long successful history of acquisitions as well, really leading us to where we are today. And that's putting us in a position where we think splitting off the steel company puts us in the best position to grow faster, and more efficiently. I did want to call out, quickly, I didn't think we had it there, but in 1955 that was our logo. So, flash forward today, and that is our logo. That's how much we believe in what we've built as a company, and we think it was the right logo to lead us going forward. So, corporate citizenship and sustainability, we really look at this as an extension of our philosophy. Look, we're always going to try to do the right things, and the right things for our people, and our communities. And this has certainly been a big focus for Worthington Industries to date. And just like our philosophy, this is something that's not going to change. We're going to continue to have a great deal of focus here if it's reducing our environmental footprint, enhancing our workforce. And what I mean by that is developing our people, spending locally, and trying to develop suppliers, recruiting, and building a more diverse portfolio of employees, supporting our communities.

So, donating to local organizations there. Using our funds, our Worthington Industries fund to donate, and support causes that we believe in. And then last, but probably not, and not least as safety. We're people first culture, safety comes first, and we'll continue to do a good job keeping our people safe. So, that certainly will continue to be an area of focus for us. All right, we have a robust manufacturing network that delivers value added solutions. I had mentioned 31 facilities primarily in North America. We do have a facility in India and China that is part of the Temple acquisition, and electrical steel laminations, which we will talk about further. But with these 31 locations, we are in very close proximity to both our mill sources and our customers. Clearly very critical in our business, you need a tight effective supply chain, and because of our locations we have that. But what's even more important is our ability, because of that close proximity to really optimize total landed cost, great for our cost structure, allows us to keep our customers competitive.

Okay. So, I talk about our locations, I've talked about our history, some of the value-added processes that we provide our customers. Here's what that looks like. Okay, we have a very diverse portfolio of end use customers, and even more importantly across many different markets. And these are customers that some of these relationships go back decades, some of them are last few years if they were newer because of acquisitions. My point in sharing this with you is big, blue-chip customers, and clearly it's just a sample, but customers that we can continue to grow with in markets that we like, and they all buy value added products. All right, so that was a brief overview on Worthington Steel. Again, for some of you a little bit less familiar. Now we're going to pivot to a video. I think this does a great job kind of bringing our vision to life, and how we're going to position ourselves going forward. So, we are ready to cue up the video.

Video:

If you want to drive forward, you have to do more than just look at what's in front of you. You have to have vision. There are no shortcuts. Vision takes expertise, experience, and know-how. You can't build that overnight. You have to earn it the hard way. We've been doing just that, harnessing the power of steel for seven decades as Worthington Industries. Now, we are Worthington Steel, and we are driving steel forward. As experts in metals transformation, we've learned that to drive markets forward, we embed ourselves with our customers. Their dream becomes our mission. We dig in, we transform it, we lightweight it, we electrify it. We're leading into a sustainable future where steel plays a vital role in driving progress, helping electrify the world, and reducing environmental impact.

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Our expertise in material support, buying intelligence, and supply chain management sets us apart, bringing an unparalleled level of understanding to our customers. We drive their goals forward and empower their success. Our fuel is the rock solid foundation of our values. With our people first philosophy deeply rooted in the golden rule, we've transformed every team into an unstoppable force for over 70 years. Our people are our power. We are driving steel forward, creating processes, and products that build a better, stronger, more sustainable future. If you can see what we see, then drive steel forward with us.

Geoff Gilmore:

All right, so I would ask everybody to do the wave, but I don't think anybody's going to listen to me. So, we'll move on into why you should invest in Worthington Steel. What makes this a good investment opportunity? Well, a couple of things that I want to highlight. Three specific things, actually. First, we're a unique steel processor well positioned for significant growth. Second, we're a market leader in supplying to attractive end markets. And last, we have a focused growth strategy driven by a strong leadership team. So starting with being a unique steel processor, well positioned for growth, what does that look like? Well first, we are one-of-a-kind business with a unique capability set. This is a clear differentiator between ourselves and our competitors. You look at the value-add markets, these niche markets that we're in, we are a leader in all of them.

And some of the services we provide. The first one I'll start with is global manufacturing of electrical steel laminations and core, and our acquisition of Temple. We are the third largest globally supplying those products. And again, I talked a lot about our geography, and our focus being on North America, and some of the trends we've enjoyed there. This is a global trend we're going to be able to take advantage with electrification, specific vehicles, electric motors, as well as infrastructure and the needs for transformers as we do build up our infrastructure. Great opportunity to grow that business. Next, number one producer of tailor welded blanks in North America. And that's our tailor welded blanks joint venture. This couples very nicely with Temple, and that story specific to automotive. We've been talking about emission reductions for the last 15 years. That's certainly been a big focus.

That continues to be a focus, even more of a focus as we go more to hybrid, and certainly to be EV. And I'm talking about range of battery, and the need to take weight out. So, that business has grown nicely over the last several years, and we will continue with our lightweighting solutions. We're the number one trader of futures by volume in North America. Certainly very important for different reasons, help us protect our risk for sure. But maybe more importantly, allowing us to provide our customers with different pricing options that they may not get otherwise. Very important for us. We operate the number one network of independent picklers in North America. Why is that important? Having that value-add process in-house makes us less reliant on the mill, shorter lead times from the mills as we're bringing hot bands in. And then we control that volume, and that process, and it's a tighter supply chain, very critical to our business.

Big differentiator. Number one, independent producer of hot dip galvanized steel in North America. I'm specifically talking about our facility located in Delta, Ohio. It's a one of a kind. It's a heavy gauge coating facility, hot rolled coating facility. It has capabilities that others do not have. Great growth opportunities within that business. And then lastly is number two. We are the number two independent flat rolled service center in Mexico. That is a growing market. It's been a growing market. We had to be positioned there. We have a great joint venture with Serviacero, we've added capacity over the years, and that certainly is going to be an area of geography we'll continue to grow with that joint venture partner. Okay, and so what does that mean? I think what it means is we have strong customer relationships. You

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look at the recognition, and accolades that we've received with GM, John Deere, Schaeffler, and Stellantis.

These are large complex customers, and they certainly buy a lot of our value-added products. Our technical service support very critical to these customers. Our supply chain solutions, our price risk solutions, all critical. And that's how you receive these accolades. But the one thing that I want to call out today is if you look at the years that we won this, and I talked about Jeff Klingler, and I talked about his leadership through a very tough time. I said that very tough time was COVID. So, to win these type of accolades, or get this type of recognition in those years, you are definitely differentiating yourself. I've never seen supply chains more difficult. I've never seen people have to work more hours in the office, switching schedules, keeping up with customer demand, and then let alone the operations. Changing setups, doubling the amount of time they had to work. It was a tough, tough environment. So, that's what makes these acknowledges even more important.

Separately, I want to call out Dana, that's a more recent award, and it's 2022, and it's a lead in electric propulsions. Why am I calling that one out separately? Because electrification, and the growth that we were going to see from that is critical to our business. And I said, we are well positioned. How do I know we're well positioned? Because we landed a huge customer and got acknowledged for it right out of the gates. That's how I know. We also occupy a unique position in the steel supply chain where we operate, we love, we are in the sweet spot. We are where the value add is. There's the mills, warehouse, and distribution. We are right in the middle of that. So, whether it's hot roll conversion, specialty processing, dimensional processing, we're able to provide all those services. And again, a key differentiator, a key differentiator between us, and our competitors is 100% of the steel that we are bringing in and shipping is going through at least one value added process.

And in most cases the, majority of cases, many value-added processes. That's a big difference. But that's why we like to play in this space. Joint ventures, I want to touch on them. They have been a big part of our growth story. Fortunately we have had some great partners, and continue to have great partners. And how have they helped with growth? Expanding our capabilities. Expanding our geography, getting us to new customers, allowing us to service new products to some of those existing customers. They have been instrumental to our growth. And again, we feel a differentiator that we can partner, and partner so well with people. Great opportunity to continue growing. TWB 55% owner that is a joint venture with BAOSteel. And that is tailor welded blanks, it is the lightweighting solutions that I talked about. That is a growing business that will continue to grow. Operating 11 facilities in the US, Canada, and Mexico. Serviacero, 50% joint venture owner. Partner is Serviacero, and that is in Mexico.

I talked about the importance of Mexico to our strategy, and the growth. We have three operating facilities there. One thing I want to call out- only independent pickler in Mexico. Again, we're not completely reliant on the mill. We own that pickling front end value add process better for the supply chain. What's more exciting for a potential investor is we had this great value add model that's worked wonderfully in the US that we've continued to grow. Why do you think Mexico won't continue to develop, and look the same? This was our first step. Adding heavy gauge blanking was our second step. We have a great opportunity to march up the value chain there in Mexico. Spartan Steel Coating, 52% owner of that joint venture, and our partners, Cleveland Cliffs, one of our very good suppliers. Single facility in Michigan, this line compliments our line in Delta very well because the capabilities are different.

Okay, these are lighter gauge, cold row coating. It does galvanneal, and aluminized, a lot more specific to automotive. Great compliment. And the Worthington Steel coil processing is a joint venture with Samuel, so technically one of our competitors. But we felt that joint venture made sense, it made sense

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for that region. And what do I mean by made sense? When we are looking at these partnerships, not only does it add value to us, but does it add value to the industry, and our customers? And these four do.

Powered by the Worthington Business System. What is that? It starts with our philosophy, and this is our continuous improvement system. And you've heard us talk over the years that are those that I should say are more familiar with us, about transformation. And what is that? That's truly leveraging lean practices, and technology. Systematic approach to business improvement.

And when I say business improvement, that's every discipline, not just at the facilities. That's commercial. That's supply chain, okay? That's purchasing, optimizing our working capital. And then predictive analytics, and automation are enhancing our efficiencies, reducing downtime, and improving safety. Really the way we talk about that business, or that transformation piece of the Worthington Business System, anything that we have bad, if we have a metric that's bad, you cut it in half. That's what you're responsible for doing. If it's good, double it. That's how we speak in our four walls. Innovation, very critical to our success. Tailored customer solutions is what we're trying to provide. It's cross-functional teams, and not just internal cross-functional teams that's working with your customers. Good voice of customer- what do you need? What are we not providing? What problems do you have? And then working that back to the mill source. Sophisticated supply chain solutions that I've talked about, that price risk management into the ability to customize, and provide our customers with options they could not get otherwise.

Big differentiator. And then that metallurgical expertise for customized solutions. Jeff Klingler will spend quite a bit of time talking about this. We have a large technical team, we have labs. We have invested in that, and why? Because the return has been great. That focus has created absolute significant shareholder value for us. Acquisitions. Been a big part of our history will continue to be going forward. But what I want to highlight here is the most recent ones have been specific to areas that we see great market growth opportunities, and that's the electrification, and that's Temple. And that was our acquisition of Shiloh. That was a competitive TWB. They compliment them well. We could not be positioned better to take advantage of those growth opportunities. But the Worthington Business System to me, and I'll talk a little bit about this more later, that is absolutely our secret weapon.

Again, another major differentiator. And leveraging business intelligence, whether it be price, risk management. Again, offering these pricing mechanisms, and really overall business optimization. Protecting our margins. I would say enhancing our margins, minimizing working capital, matching our buying, and selling, analytics has been a big focus of ours. I can go back five years, and we realized we needed to get better at this. We had a great ERP system. We get good, and timely information. But what are we doing with the information? Are we analyzing it? Are we putting it in a format that we can analyze? Are we modeling? Are we predictive modeling? So, five years ago the answer is no. Today is yes. And that's made a huge difference to our business, and we're publicly shared. We're going to continue obviously to be publicly shared as Worthington Steel. We have to be very mindful of opportunities to drive improvement in the income statement, but we have to be equally dedicated to driving improvements in the balance sheet. That's how you create shareholder value.

So, what does this look like? And I cover the value prop one more time here. It starts with our strategic operating footprint, our unique mix of processing capabilities, that high value add in some of those niche markets, the experienced technical team we have to work internally, and with our customers back to the suppliers. Our ability to offer price risk management solutions, and different pricing mechanisms leading to a customized end-to-end supply chain. What does that lead to? It leads to entrenched

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customer relationships. Important long-lasting relationships with people that acknowledge the value that we bring. Does that work? The answer is yes. Here's what winning looks like. If you look at our chart here, and you look at fiscal year ‘14 to fiscal year ‘19, and then we're going to compare that to fiscal year ‘20, and fiscal year ‘23, drop down at the bottom. I said over 50% of our business is automotive. During that earlier timeframe, build units were averaging 17.1 million units. The last four years, 14 million units. COVID, supply chain disaster, semiconductor shortages. Down 18%, we're up 9%. I don't know of a lot of competitors that can show that same achievement or success that we've had. And how is that? It's market share gains. You get that from market share gains. It's our performance during those tough times that allowed us to gain some of that market. It's also our flexibility. With these broad value add capabilities, if markets are a little bit softer, we can quickly pivot elsewhere. Some of that growth is there as well.

So our base business could not be stronger right now. We go towards this spin truly from a position of strength, in my opinion. And why? We're putting up excellent earnings today, our volume's growing, and it's growing at 14 million units. We're not going to stay at 14 million units. We'll be to 14.5, we will be to 15, and we'll get up to 16 and we'll get up to 16.5. You can do the math. That's very meaningful. There is a lot of shareholder value yet for us to go after.

All right. Now we're going to pivot to the second area that I wanted to highlight, and that's the fact that we're a market leading supplier to attractive end markets. Here's what I mean by that. Decarbonization of transportation, the energy transition, and when I mean energy transition, to more renewable energies and the infrastructure spend. Starting with decarbonization of transportation, we have several products that'll benefit greatly from that, but none more so than Tempel and our electrical steel laminations and TWB and their lightweighting solutions. That's because of the growth in EV traction motors and the lightweighting that's going to be necessary to support that. We are all aware of the key trend, worldwide transition to electric vehicles. If you look at the growth and what's out there to achieve projections in 2030, are that 70% of passenger vehicles sold globally in 2030 will be hybrid or battery electric. That's a significant jump that we're poised to capitalize on.

Energy transition and renewables, that's happening. What's that going to benefit? It benefits our Delta, Ohio facility and our galvanizing line. And why? We absolutely made a strategic choice back years ago to align with the manufacturers of the solar panel racks. And that's paid off to date and will continue to pay off going forward. It's going to, again, benefit electrical steel laminations, and that's because of our product going into the transformer course. That's the drive towards renewable. Obviously, a lot of tax credit out there for those that are going to manufacture that equipment, and people are going to take advantage of it.

Lastly, infrastructure, a very exciting one. People get very excited about EVs and that transition. This is just as exciting to us. What does that benefit? Again, Tempel electrical steel laminations and transformer cores and galvanized steel. Why do I believe in this? Because a $1 trillion bill got passed. And if you've been alive for more than two decades, you would certainly agree and realize our infrastructure has been grossly underinvested in over the last two decades. So there is significant monies that needs to get spent just to get it up to par. And then when you get it up to par, you have to build out this wonderful value chain to support electrification and where we're going as a country, and really where it's going as a world. We're poised to capitalize on that. So you look at EVs, and then just pivot over to infrastructure. Let me focus on those two. Those are two markets we're playing in right now, and they're two markets that will grow well above GDP for the next decade. These are 7% to 10% type growth markets.

A little bit more on the automotive decarbonization. This is North America, this is Europe, this is greater China. A few reasons for this slide. I just wanted you to see the growth again. You look at 2022, internal

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combustion engines and what they make up of that portfolio, and then you look at the shift in 2030. Certainly very exciting for us, our business, and our potential shareholders. But again, what's even more exciting, this is a global trend that we get to take advantage of. And Tim, in his section, will talk about certain investments that we're making. But our customers here, they're global and they need a supplier that can be global. So we get to grow with that trend.

A little bit more information on renewables. It's a simple chart, 1992 to 2022. This is the growth. More importantly, the last couple years with incremental, renewable has been the most. So we're confident that this is a market that will continue to grow and continue to create opportunities for us.

Infrastructure growth driving transformer equipment demand. Transformer manufacturers are a significant customer of ours. And you look at it as a $6 billion market up to $8 million by 2026, projected to be at $19 million by 2040. And again, that's bringing infrastructure up to speed, and its innovations and changes in the way we're doing things and electrification that drives that even further. Right now for our transformer, there's a two year backlog for transformers. It's probably greater than two years at this point. That's why I'm so confident about that growth, and I can throw out a decade long at 7% to 10%.

Federal infrastructure investment. We talked a lot about that $1 trillion bill. Here's what I'm trying to highlight for you here. That's going to require a significant amount of steel. There's a lot of metals and materials that will benefit from the infrastructure bill, but not any more so than steel. 45 million tons to 500 billion it would probably equate to, and certainly we'll be able to play in that.

All right. And then the last area that I wanted to highlight before I hand it off was this focused growth strategy driven by a strong leadership team. We have three pillars that we're very focused on. These are the areas we feel strongly are going to drive our growth forward over the next decade. The first, focused strategic investments in the rapidly growing electrical steel market. Why? Because of what I just shared with you. It's not that this might be coming, it's here and it's growing right now, and we're involved with that. So that is where you're going to see, and Tim will talk more about this, a lot of our investment right now and early on. We're going to have to build up more capacity. We've got to expand our footprint a bit. Again, they need global customers. Huge focus for us.

Then we move over to expand value added offerings through disciplined strategic capex and acquisitions. My point here is M&A will absolutely continue to be a key part of our growth story. We have created significant shareholder value under the Worthington Industry umbrella. We will continue to do that at Steel. We can make acquisitions in these value-added areas even better for us. Great synergies. Where you probably will see more M&A focus again early on is to support growth and electrification and electrical steel laminations. So that'll be a big area of focus for us.

Lastly, drive continuous improvement using the Worthington Business System. Again, I said this is our secret weapon. This is how we've reduced inventory significantly. It's how we've been able to find ways year after year to expand margins. These are the things that have put us in a position to get the market share gains that I talked about and put us in this position of strength. But where I get more excited about this is with M&A. As we're acquiring companies just as we have, they're good companies and they are certainly good leadership teams, and if it's close to our core, there are the normal synergies you're going to go after. But I feel we are able to drive synergies above and beyond it with the Worthington Business System. We've yet to find a business and buy a business and not improve safety, not reduce their day's inventory. Those are things that I feel like other buyers can't do as well as we can with that system. That's why when we buy a company, I think we're creative above and beyond those usual synergies.

Lastly, a proven management team focused on value creation. I look at this team, I couldn't be more excited about it. Again, we have two here, and it's time for this group to shine. It's their turn to step up a

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little bit, and they're anxious and excited to do that. But we have over 200 years of experience on the slide that I'm showing you. These are veteran employees of Worthington Industries. We're experts on the industry and we're the experts on our markets. So very excited to take this team and lead it with me as we grow Worthington Steel forward. All right. So from that, I'm going to catch my breath and I'm going to hand it off to Jeff Klingler. Again, Executive Vice President and he'll be Chief Operating Officer, and he's going to talk more about why we're a one-of-a-kind business. So Jeff, all yours.

Jeff Klingler:

Thank you. I'm going to hide behind this transparent podium while I speak and reference my notes today. Hello, everybody. My name is Jeff Klingler. As Geoff mentioned, I will be the Executive Vice President and Chief Operating Officer post-transaction. My current role is President of the flat rolled steel business. I'd like to thank Geoff for the earlier introduction. I appreciate it.

I am going to pat myself on the back in a minute here, but a little background first on me. I've been in the metals industry for over 30 years now, and 25 years of that has been with Worthington. A little fun fact for you, and here's where I'm going to pat myself on the back. Geoff Gilmore wouldn't be here today if it wasn't for me. I'm the one who made the recommendation that we hire him as an inside sales rep 25 years ago. I remember him asking me, "What's taking you so long to get me this interview?" And I said, "Well, honestly Geoff, I'm nervous. If it doesn't work out, it's going to make me look bad." Clearly, that isn't the case. He's done an amazing job and done wonderful things for our company over the last 25 years, so I think I'm safe.

I want to just give you a little bit of my background the way Geoff did. I started on the shop floor in production as a material handler in 1992. I worked on just about every piece of equipment you can think of. A slitter, PICC line, a blanking press, cut to length line, rolling mills. I also, as a young man in need of money, worked as much overtime in maintenance as they would let me do. I was fascinated by the steel processing business and I still am today. I knew I was hooked on the first day after I started on the shop floor.

If you look at our philosophy, I think there's a page in the appendix. I'm really, I think, a good example of one of the values that we list in our philosophy, and that is whenever there's an opportunity, we promote from within. I took advantage of that. It's alive. It's very true at Worthington. From the shop floor, I took an opportunity to become a backup inside sales representative. I would fill in for vacations or otherwise, and that eventually led to a full-time job in inside sales. So from the plant to inside sales, I did a small stint in purchasing, and then I went out on the road as a territory salesman for about seven or eight years. Worked my way up through the commercial ranks over those years, and then like Geoff, I became a general manager of a different business unit, but of our hot rolled business unit and our cold rolled business unit. And then for the last four and a half years, I've been President of the steel flat rolled business.

I am very excited about this new chapter for our company. Geoff talked about our unique business and the truly historic opportunities in front of us to grow. I'm going to give you a little more color and I'll talk you through how we're very well positioned to capitalize here. I need the slides. All right. First and foremost, at Worthington, we lead with safety. So before I talk about anything else, none of this is possible without our people in a strong safety culture. It's the most important thing. Keeping our employees safe is priority one for us. While our ultimate goal is zero injuries, I am extremely proud of the work that we have done to continuously drive improvements today. As you can see, compared with others in our space, we are dramatically a safer place to work than our competitors.

There we go. Got to hit the right button. Geoff briefly touched on this earlier, but I wanted to take a moment to reemphasize what makes us different and why we win. We're the market leaders in coated

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and hot rolled, specialty strip, electrical steel, and lightweighting. High value-added niches that sets us apart from traditional steel processors or service centers. If you look at the value wheel, it all starts with our value partners, our mill suppliers, who supply us the raw material that we need to start our process. Again, the value wheel in the center illustrates our unique position in the supply chain. Geoff walked you through it, but our strategic footprint offers high value-added capabilities across North America. I'll expand on this a little more in the next slide, our technical materials support team and how they operate and bring value to our customers. So combine that with our price risk management, we're able to truly deliver a customized end-to-end solution for our customers to help them be more efficient and meet their business objectives.

All right. Moving on to our technical support, our materials support and solutions team. This is a key component of our value proposition, helping customers solve problems, improve their process, and be more efficient. Like I said, it's a vital part of our differentiated value proposition. Worthington Steel has over 21 metallurgical engineers in the field and in our plants, six material scientists, and state-of-the-art process simulation equipment at our corporate material labs. We also extensively use data and analytics to help problem solve and make fact-based decisions. So whether it's ensuring a successful product launch or developing a new process for a customer, we have a world class technical team and the resources to deliver.

I guess I forgot to turn the slide. That's okay. This is just one example of how our materials support and solution team, our technical team, provides solutions and how we win. In this case, this is a really blown-up photograph of the surface of a part that a customer gave us. You can see the pitted surface. They ask for our help. They have to send these parts out after forming and get them buffed and polished before they can put the final coating on, the final finish. Our team was able to take that metal and develop a microstructure practice by fine tuning the cold reduction, fine tuning the annealing cycle, and it allowed the customer to eliminate that post-process of buffing and polishing. Obviously, saving them a lot of time and a lot of money and making their process more efficient. And subsequently, we won that business, it wasn't our business, and we still have that business today.

Our commitment to technical support and customer solutions has resulted in hundreds of these projects. I'm only able to list one here today. But I think a good testament to our success, down here at the bottom, you can see last fiscal year, we shipped over 150,000 tons of product that we could tie directly to a customer technical solution. Pretty impressive work by the team.

All right. You heard Geoff talk about the Worthington Business System earlier in transformation. I'm just going to expand on it a little bit with an example. For us, transformation is an ongoing systematic process for identifying opportunities to remove waste, and problem-solving techniques that all of our employees are trained and empowered to apply in their daily work. This is a really strong example, you can see the numbers. But it's a large project where we gave operators on a piece of equipment, the tandem mill, a real-time live dashboard with live data that allows them to work the material into gauge much quicker. This is a cool project because it obviously saved us a lot of money and created a lot of capacity, but it also was a very collaborative effort. We installed the latest laser technology that helped us get the data that we needed. Our engineering team was involved, our analytics team was involved, and our automation folks were involved, coming together to pull this project together and really have a meaningful impact on the business.

This is a large, strong example, but transformation really does happen daily in our business on the shop floor, at the machine level, as you heard Geoff say, and in the back office through these immediate, on the spot, rapid experiments and problem solving. So transformation drives the things that allow us to remain competitive, increasing our capacity, controlling our costs, improving quality, and ultimately better serving our customers.

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All right. Now that I've talked about the business as a whole, I want to spend some time talking about how we add value across different product lines. First, let's talk about our carbon flat rolled value added steel processing business. As Geoff mentioned in the timeline, this is where it all started. In 1955 when we were founded, the focus of the business at that time was providing custom processed steel solutions to customers.

Today, we're one of the largest independent intermediate processors of carbon flat rolled steel in North America. Including our joint ventures, we have 15 facilities across the US and Mexico. Our business is unique, and Geoff touched on this as well, that's unique in the value we add. Hot rolled conversion, specialty steel processing in the form of rolling and annealing, et cetera. These technical solutions, coupled with our approach to price risk that spans our entire business. So we occupy a very niche in the steel industry by focusing on customers and products that require very exact specifications.

All right. We're very excited about our electrical steel lamination business. It's another unique way that we add value to flat rolled steel. When Geoff spoke of the energy transition earlier, this business is one of the ways we capitalize on those market tailwinds. I can't say enough about the Tempel management team. The culture has proven to be just a great fit, and they are really embracing being part of the Worthington family over the past two years. They have been actively leveraging access to the broader resources that we bring, which is helping them accelerate their growth plans, which we've been talking about today.

All right. A little more on Tempel. They have over 75 years of experience with electrical steel laminations. They are the experts. You can see some of the examples here and if you spend any time out on the display. We typically look at these products as either being a motor lamination or a transformer lamination. Five manufacturing locations with two sales and distribution centers. The global footprint allows us to partner with these global customers worldwide and deliver highly engineered products that are fueling this energy transition.

A little bit more about specifically what they do. High precision steel laminations are a key component of the technology that powers electric vehicles, charging stations, HVAC systems, pumps, power tools, power generation, and power distribution. The goal of Tempel is to provide all of these services that the customers require in one place. They really truly are a one-stop shop, from designing, engineering, prototyping, assembly processing, and quality assurance.

All right. I wanted to share this graph just to help further explain our electrical laminations business. While we are absolutely excited about the opportunity presented from the shift to hybrid and electric vehicles, and that's an incredible opportunity, as Geoff described, we are already present in applications across the automobile. The best way to think about it is anywhere there's an electric motor, there is electrical steel and electrical steel laminations. Of course, as we start talking about the larger items like electric traction motors, there is a significant opportunity to grow the business.

The energy transition is not only about electric vehicles, it's also going to drive growth for us and infrastructure as the grid requires upgrades to support these renewables, and even just for modernization, as Geoff touched on. Much like the automobile in the previous graph, we play a role across the value chain. So again, well positioned for the energy transition and a lot of room to grow even without it. All right. Moving on to TWB. While our electrical steel products are well-positioned for the future, particularly with electric vehicles, our lightweighting business has been improving fuel efficiency, and setting the stage for the energy transition since 1992 when they were founded. Before I move on, we didn't have any examples of products, but if you don't know what a Tailor Welded Blank is, there are some examples here. The best way to describe it in simple terms is that Tailor Welded Blanks are made from individual sheets of metal that could be different thicknesses, different strength, or different

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coating, which are joined together by a laser weld. Putting the right steel in the right place, the right strength steel in the right place.

TWB has 11 strategic locations across North America. Facilities generally are there to support just-in-time production and delivery, and our customers are typically very close in proximity to our Tailor Welded Blank manufacturing facilities. 850 employees. They produce over 40 million welded blanks annually. Over the years, this business has grown to meet and exceed the demands of the automotive industry, but Tailor Welded Blanks, they allow design engineers to optimize the part design by reducing the part weight while maintaining or improving the performance.

Lightweighting remains a priority for automakers, and the transition to hybrids and electric vehicles provides even more opportunity for us. As you can see, battery trays, as they evolve, they require more structural integrity to the vehicle. We are currently working on projects that involve battery trays and allowing engineers to design structural components that attach to them. OEMs are looking at TWB for innovative solutions. Lightweighting plays a major role in efficiency for cars today and for cars of the future, so very exciting. Here, you can also see some of the other development work on third generation advanced high strength steels, frame rails, and the battery trays, which I talked about. This is an innovative business. Since 2000, TWB has launched more than 500 different production product projects.

In conclusion, I hope I was able to share a little more color, a little more detail about what we do and how we win and how we operate and what's important to us. I just want to leave you with this. Since 1955 when this business started, I think my impression is that this is a sophisticated business built on a legacy of customer focused innovation. With that, I'm going to turn it over to Mr. Tim Adams, who is our future VP and Chief Financial Officer. Thank you.

Tim Adams:

As Jeff said, I will be the Chief Financial Officer of Worthington Steel. I started at Worthington Steel back in 1998. I was hired as a report writer in the steel accounting group. And if I have to be perfectly transparent, I never actually wrote a single report. I moved on to other things relatively quickly. I spent a lot of my career in financial planning and analysis, and then eventually in corporate development, and then I've run corporate development for about the last 10 years.

I'll spend some time in the next couple minutes providing some historical perspective and share with you what lies ahead for Worthington Steel. As you've heard from Geoff Gilmore, we believe we have an excellent growth profile that is supported by our focus on several attractive and fast-growing end markets. As an independent company, we intend to maintain a strong balance sheet with modest leverage and ample liquidity, which will allow us to accomplish the strategic vision that we're sharing with you today. This includes maintaining a disciplined capital allocation approach when pursuing both organic projects as well as selective M&A. We believe our business model will generate robust free cash flow, which will fund our growth as well as return capital to our shareholders.

I'll move to the next slide and talk about Worthington Steel by the numbers. I want to point out that the source of all the financial data you see in here is the Form 10 that we filed publicly last week. When we look at this business, it highlights that Worthington Steel has a solid foundation for growth. We have an excellent team of strong leaders that's reflected in our excellent trailing 12 month data.

For the trailing 12 month period ended August, we shipped 4 million tons of steel, we generated net sales of $3.4 billion. We sold 2.2 million tons of steel to our customers and toll processed 1.8 million tons of customer material. To give you a better sense of our scale and our size, we buy about 2.5 million tons per year of carbon flat rolled steel. That makes us one of the largest buyers of carbon flat rolled

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steel in the United States. We generated adjusted EBITDA of $244 million and free cash flow of $228 million. At the time of spin, we anticipate having net debt of $120 million, which will be composed of borrowing approximately $150 million on an asset-based lending facility, and we expect to have approximately $30 million of cash on hand at the time of the separation. We'll take time later to talk about our capital allocation priorities. On the next slide, we'll take a deeper look at our sales and our earnings.

The left-hand part of the chart shows net sales in shipped tons. From a volume perspective, the two biggest factors impacting our volume were changes in market demand, as well as the acquisitions of Tempel Steel and the BlankLight assets of Shiloh. In fiscal '21, we experienced increases in demand as automotive and many other markets rebounded from COVID shutdowns. A perfect illustration of that is the North American automotive builds. In our fiscal 2020, automotive builds were 13.2 million units. In our fiscal '21, they rebounded to 14.8 million units. In fiscal '22, a number of key markets were down significantly due to widespread supply chain shortages across many industries. These volume reductions were more than offset by the volume associated with the Tempel and the Shiloh acquisitions.

In fiscal '23, we saw stronger automotive volumes, but we experienced slowdowns in construction and a number of other markets. The changes you see in net sales are partially tied to volume, but they're mainly a result of changes in the market price for steel. As you are aware, we've experienced unprecedented volatility in steel prices over the last three to four years. Many of our customer contracts are tied to market indexes, so volatility in steel pricing directly is reflected in our sales, our working capital, and to a degree, our earnings as well. From a high-level perspective, when steel prices rise rapidly and significantly the way they did in fiscal '21 and '22, we usually generate above average margins due to inventory holding gains, and you also see our working capital increase due to higher priced steel.

The opposite is true when steel prices fall rapidly, when that happens as it did in fiscal 2023, we expect to free up working capital, but we experience margin compression. So between fiscal '21 and fiscal '23, our adjusted EBITDA margins range from 6% to 13%. If you remove the impact of the estimated inventory holding gains and losses, our margins have a much tighter range of 7% to 9%. We have a goal of driving EBITDA margins above 10% on a long-term sustainable basis. And on the next slide, I'll walk you through our plan for doing just that. So we're targeting sustained margins above 10% over time. We'll achieve this with continued focus on four levers. The first of those levers is our transformation process, which you've heard about a couple of times, which will drive base business improvements throughout all of Worthington. The transformation process is more mature at our legacy facilities, but even the legacy facilities have a long list of projects that will increase efficiency, drive out waste, and reduce cost.

We are just beginning to apply those same processes to the newly acquired facilities, but we expect there is significant opportunities in those facilities that will emerge as we execute the transformation plan. The second lever is to improve our product mix by focusing on higher value-added products. We'll talk in just a couple of minutes about two projects where we will add capacity to our Canada and Mexico operations, which are higher margin electrical steel facilities, and those are examples of how we do that. The third lever is new product and service introductions that have higher margins. Jeff Klingler talked just a couple of minutes ago about new product development actions that are already underway. Finally, the fourth lever is our continued focus on strategic and margin accretive acquisitions. With the next slide, I'll take a look at operating cashflow.

Over the course of the three-year period, operating cash flows have been strong. They've averaged about $170 million per year. Obviously, the cash flows have been a little bit choppy with the biggest driver being the changes in operating working capital due to the change in steel prices. To show that

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relationship, we added the average steel pricing to the working capital graph to make it clear why operating working capital increased in fiscal 2022 when steel prices went up and then released in fiscal 2023 when steel prices moderated. It's worth noting that the Shiloh and Temple acquisitions were included in the working capital figures in fiscal 2022.

So I've mentioned steel price volatility a couple of times. I'd like to show you on the next slide how we attempt to mitigate that or manage that. So first in the top left-hand corner, what you see is a longer term look at steel pricing, and what you should notice is we've experienced much more volatility in the last four years than we have in the prior years.

All that volatility comes from a number of factors including COVID, the war in Ukraine. There's just multitude of factors. Supply chain shortages. There's been a number of issues that have driven the volatility. It's the most volatility I've seen in my entire career. So as I mentioned earlier, when steel price volatility shows up, you will see it in wider than normal swings in our earnings and wider than normal swings in our operating cash flows. We attempt to reduce that volatility by using a couple of approaches. First, we match commercial and purchasing mechanisms for every customer. If a customer wants a price based on a monthly CRU index, we're happy to provide that, if we can buy that material with the exact same mechanism from our suppliers. We do a great job of mirroring contracts and we have very few customers or very few situations that are not perfectly mirrored.

On the commercial front, I also want to make a comment about steel futures. We use those for our customers when we want to offer them a fixed price and there's not one available to them. So just by using steel futures, it locks margins and just naturally takes out the volatility. The second thing we do to mitigate steel price volatility is we drive down inventory. We talked about the transformation teams and their focus on driving out waste and improving cost. They're also focused on inventory. So if you look at the graph on the bottom left-hand part of the slide, what you see is the transformation impact on inventory days for the carbon flat roll facilities. They're a little bit more mature than some of our other facilities, with respect to the transformation. We have reduced inventory from 73 days to 60 days, which is a 22% reduction. This frees up cash, but also moderates potential inventory holding gains and losses.

So as our transformation journey continues, we believe there are continued meaningful inventory improvements that can be made across all of our facilities, not just the newly acquired facilities, but the legacy facilities as well. On the next slide, just like to touch on how we have deployed capital internally over the last three years. So we've made some strategic investments over the past three years. You see that there's a number related to light-weighting as well as electrical steel, and we expect those investments to be fully ramped up over the next two to three years. When it comes to maintenance capital, we spent about $25 million per year between fiscal '21 and fiscal '23. That's a little bit on the low side, but that has to do with COVID, right? We slowed some projects down during the COVID period. Overall, our philosophy towards maintenance capital spending is to maintain our key equipment in market ready condition.

In the future, we would expect to spend a run rate of about $35 to $40 million on maintenance capital. This is a little bit higher than the three-year average, but it also takes into account the Temple and the Shiloh acquisitions that were brought in in fiscal 2022. I also want to point out that we have a mature and disciplined CapEx approval process that is in place for both maintenance and strategic projects. So we do as part of the approval process, we do contrarian reviews upfront, we do after action reviews after the projects are over, we document the lessons learned and then we apply those to the next set of projects.

On the next slide, I'd like to highlight, and this came up a couple of times, both during Jeff and Geoff's presentation, is a couple of growth projects. So what's on the radar for us? So when we deploy strategic capital, our priorities always start with internal investments to drive organic growth. These investments

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usually are the ones that have the highest returns, so we're extremely excited about these two projects. The first one you see is an expansion of our Mexico facility where we are stamping electrical steel laminations for electric vehicle traction motors. It will take about two to three years to ramp up all 10 presses, but we're extremely excited about that opportunity.

The Canada expansion is targeted at the growing demand for transformers that was mentioned a little bit earlier. We expect to significantly increase our capacity for transformer core making as well as expand our product mix over the next two to three years. We're finalizing some of the details, but when you add these projects to the $35 to $40 million of maintenance spending, I would expect we would average about a $100 million dollars of CapEx per year for the next two to three years. We're excited about both these projects as they solidly meet our return targets and they're expected to deliver EBITDA margins that will be accretive to our overall business. On the next slide, let me touch on our overall approach for deploying strategic capital. So we expect there's going to be opportunities in all parts of our business to deploy strategic capital in order to grow market share, enhance margins, or enter new markets. Our teams are constantly evaluating opportunities to grow based on discussions with customers. Perfect example of that is we're adding a new slitter in Monterrey, Mexico, at the Serviacero Joint Venture to process advanced high strength steels that will be used for vehicle light-weighting. As I've mentioned before, we have a disciplined process in place to review strategic CapEx to make sure we maximize each and every opportunity.

Geoff Gilmore talked a little bit earlier in the Worthington business system about acquisitions. Acquisitions will be an important part of our growth strategy. We will seek out targets that strengthen us in current markets like the Shiloh acquisition, and we will seek out targets that give us access to new, attractive and more niche markets, which is what the Temple acquisition did. When we look at acquisition opportunities, we have been and we will continue to be selective. We look for well-run companies with strong management teams. We look for companies whose cultures fit Worthington's and who will benefit from the transformation. We will target acquisitions that are immediately accretive as well as enhance our margins. We believe our well-deserved reputation for taking care of our people, and the golden rule will make us an attractive acquirer.

On the next slide, take a look at what our potential capital structure may look like. So as we separate the company, one of our objectives is to be able to stand up Worthington Steel from the beginning with a strong balance sheet. Our approach is to maintain a flexible capital structure with modest leverage and ample liquidity to pursue the strategic capital investments and selective acquisitions. We expect to put in place a $550 million asset-based lending facility and draw approximately $150 million on it immediately to pay a one-time dividend to Worthington Enterprises in connection with the separation transaction. When you adjust for cash, we expect to start out with net debt of approximately $120 million. This also implies a net debt to EBITDA ratio of 0.5 times. This also implies we will start off with $430 million of liquidity. This liquidity will allow us to invest in the two strategic CapEx projects I just outlined, as well as pursue any targeted strategic M&A opportunities. We will have a very strong opening capital structure, which will provide flexibility and give us the ability to pursue our growth strategy.

And then the final slide will be a look at how we view capital allocation. So when we think about capital allocation at Worthington Steel, we think about it in two ways. First, we will deploy capital internally to grow either through CapEx, strategic CapEx, or through acquisitions. Second, we expect to return capital to our shareholders via dividends or share buybacks. At the same time, we expect to maintain modest leverage and ample liquidity. I've already mentioned several strategic projects we're pursuing in the near term, but there will be others. When it comes to acquisitions we continue to actively monitor all opportunities in order to find the targets that fit our strategy.

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If and when we pursue an acquisition, the target should have a clear strategic rationale, strong synergies, as well as meet our investment criteria. Now turning to how we will return capital to shareholders, we would expect to pay a modest dividend and we would foresee that dividend growing over time as the company grows. And then finally, we will evaluate potential share buybacks, once we're a standalone publicly traded company subject to our board approval. With that, I hand it back to Geoff for some closing comments.

Geoff Gilmore:

Thank you. Jeff, Tim, great job. And a few closing comments. I think about the steel business and it's been a very good business operating under the Worthington Industries umbrella. A very good business. Now it's time to get great and we're able to do that. There is a separation. We will be our own publicly shared company. And why is that important, and why do I think that helps fuel growth? Well, there's a few different things. Okay? When you're a pure play and we are focused on one business and we have an experienced leadership team now to focus on that one business, much more focus, much greater focus, much more streamlined focus. More streamlined defined strategy, better targets and opportunities that you're going to go after, that focus will make a big difference.

The other thing that I look at is having our own capital structure. We are not competing against three other businesses for capital to grow. We'll have our capital structure and we'll have capital, and that's dedicated to the steel business, and our best opportunities within the steel business. This absolutely best positions us to grow and be that really good company that becomes great and creates even more shareholder value. We'll go faster. And I think what excites me most about that, if we're growing, then we're going to do a great job attracting talent, and we're going to do a better job retaining talent. That's never been more important. We got to grow. We got to be a job creator, and we have to be an opportunity creator, and that's what we're going to do. We got people in Columbus, Ohio and all over chomping at the bit to get a bigger opportunity, and now they're going to get a chance to do it.

Okay. I started off and I said three things I wanted to highlight, and why we're a good investment opportunity. First, we're a unique steel processor well positioned for significant growth. I think you've seen that. You've seen countless examples of our value-added products and services. Jeff got into even more specifics there. The other is that we're this market leading supplier to attractive end markets. You've seen that. We are well positioned to take advantage of several growth trends. And then last we talk about a focus strategy driven by a strong leadership team. And I'll take a step back there. We have a vision that we believe in and that's great, but that means nothing if we don't have a credible plan and strategy to get there. We have that. You saw that. And then more importantly, do we have the right people to execute it? We do. A veteran leadership team, we have the right people in the right places, and we've never had a better opportunity to grow this company. And I'm excited about doing that. I'm especially excited and I feel an obligation to do it because it is not often that you started a company and worked for it for 25 years, and you start as an inside sales rep and then 25 years later, you are the guy that gets the opportunity to be the CEO and take that company public. I take that very seriously and my expectations are going to be very high for myself and our team. Now it's time to perform and that's what we're going to do. So I started off in why invest in Worthington Steel? That was my question. My question now is how can't you, how can’t you invest in Worthington Steel? All right. We will pivot to Q&A. Do we need to pause here for a second? Okay, we are ready.

Phil Gibbs:

Thank you.

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Geoff Gilmore:

Good to see you, Phil. It's been a while.

Phil Gibbs:

Phil Gibbs at KeyBanc. Question I had was within that 4 million ton volume base. I assume Temple and Shiloh are included in that. What have they added in terms of a volume capability? Because, I know some of the products outside were parts, so I don't know what the differentiation is between the actual coils and the parts.

Geoff Gilmore:

Great question. All-inclusive, but less than 200,000 tons, Phil. So not very meaningful to that overall total and the growth percentage. Truly we can work that back to market share gains specific and automotive. And then I made the point having the ability and the flexibility to pivot to the construction market. That's played a big part of it.

Phil Gibbs:

Okay. And then on the growth CapEx, obviously a lot as we look out the next two, three years as you mentioned, I think mathematically it ends up somewhere north of $150 million. Is all of that Temple? And if it is, what's that split between the EV piece and the cores piece?

Tim Adams:

You want me to take that? Yeah, I would say it's split about 50-50 between the two. And it's mostly the Growth CapEx is primarily those two projects that you saw there. There may be other projects, but those two are the ones I just talked about that would get you to that average of a $100 million a year CapEx for the next two or three years. Okay.

Geoff Gilmore:

Sorry, Tim.

Tim Adams:

I'm good.

Geoff GIlmore:

Thank you.

Jeff Klingler:

Right there.

Speaker 3:

Oh, sorry.

Michael Gladstein:

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I'm Michael Gladstein from Gates Capital. Thank you guys for the time. I think you mentioned in the form 10 that you've noticed industry consolidation amongst your suppliers. I guess how has that impacted your business and your positioning within the industry over the last few years?

Geoff Gilmore:

Do you want me to take it?

Jeff Klingler:

Yeah, go ahead.

Geoff Gilmore:

We've certainly seen some mill consolidation. It has had no negative impact on our business. We have great relationships with several suppliers, all of our suppliers. Certainly there is potentially more consolidation. I think the group in the room is probably aware that there's a potential opportunity for US Steel to sell their assets. There's certainly a few different players involved in that. But even in that case, if someone was to buy US Steel's assets, predominantly a hundred percent of the material we buy is hot rolled, and I talked about that unique position and value add. So us buying hot rolled and then adding the value to it, there is plenty of hot rolled supply out there and more actually coming on stream with the mini mills. So we're in good shape, have not felt any negative repercussions from that.

Michael Gladstein:

Got it. That's helpful. And then a quick follow up on your balance sheet. Do you guys eventually have plans to get more aggressive in terms of your capital structure levering up for M&A or repurchases? I think you also mentioned the form 10, you don't really have a requirement to maintain investment grade rating as the Spinco, so I was curious about that.

Tim Adams:

Now with Spinco, we won't have an investment grade. We'll have an asset-based lending facility in place, so we will not need a rating. I would say that the history of Worthington Industries has been, and for steel will continue to be modest leverage and ample liquidity. So we're starting out with about 0.5 times net debt to EBITDA. Will that move around a little bit? Sure. With strategic CapEx and with acquisitions and potentially with the rise and fall of steel prices. But there is not a huge move underfoot today to increase our leverage.

Michael Gladstein:

Thank you.

Tim Adams:

Thank you.

Michael Beto:

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Hi, it's Michael Beto with Oppenheimer. I'm just wondering if the margins and growth within your different businesses are comparable or if there's one that has much higher margins or growth profile than the other segments?

Geoff Gilmore:

You want to?

Tim Adams:

Yeah, I can take that. Sure. I think what we just highlighted with the electrical steel business that has the highest growth profile as well as most likely the highest margins as well. It's on the higher end of our margin range. So that's a business that we want to put capital in to continue to grow because it's accretive to our overall margins.

Geoff Gilmore:

Microphone's coming.

Speaker 3:

Coming.

Speaker 4:

Hi. Great presentation. Why are you doing the expansion in Canada?

Geoff Gilmore:

Jeff, you want to take that?

Jeff Klingler:

Sure. That's where the expertise is today, and it's focused on large transformer manufacturing. So that's where all that happens today for large.

Speaker 4:

So all the transformer work is in Canada?

Jeff Klingler:

There's the smaller transformer work that's done at most of the other facilities, but the large cores and the bigger transformer work currently happens in Canada.

Speaker 4:

Do you do anything with amorphous steel in Canada?

Jeff Klingler:

We will be. We don't do it today, but part of that expansion, we'll have equipment to produce amorphous DGs. Yes. And we have people that have experience in it, that workforce right now.

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Speaker 4:

Thanks.

Geoff Gilmore:

That's a great question, and I'm glad you answered that way because we've spent so much time talking about capacity expansion and it is capacity expansion in Canada, but it's capacity expansion as well. We are putting new capabilities in for what you just asked and other products our customers want and need us to provide.

Phil Gibbs:

Yeah, on those organic investments, because they're pretty hefty for the next couple of years, what's the return criteria that you have? And I know some of it is not immediate given startup and whatnot, but once you're in ramp and steady state, what type of return characteristics are you thinking that those are going to achieve?

Geoff Gilmore:

Tim.

Tim Adams:

Yeah, they're all net present value projects, right? From that perspective, it'll take a few years to ramp up, but they will all be NPV positive projects based on our return profile and the targets that we use.

Phil Gibbs:

Do you look at it on a pretax return basis?

Tim Adams:

We usually look at it after tax.

Phil Gibbs:

Okay. Thanks.

Tim Adams:

Yep.

Geoff Gilmore:

I think we're good. Thank you everybody again for coming, and showing interest in Worthington Steel.

Jeff Klingler:

Thank you.

Tim Adams:

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Thank you.

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